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                                                                EXHIBIT 10.32

                            CONSULTING AGREEMENT

        AGREEMENT made as of this 1st day of May, 1996, by and between Glenn A. Christopher, an individual who resides at 10020 Canterbury Farms Court, St. Louis Missouri 63128 (the "Executive"), and Pulitzer Publishing Company, a Delaware corporation with offices at 900 North Tucker Boulevard, St. Louis, Missouri 63101 (the "Company").

                                 WITNESSETH

        WHEREAS, Executive and the Company are parties to a Consulting Agreement dated May 1, 1993 (the "Consulting Agreement") which established the terms and conditions of Executive's association with the Company for the period ending April 30, 1996;

        WHEREAS, the Executive and the Company desire that the Executive continue to be retained as a consultant to the Company in order to assure the Executive's continued services on behalf of the Company;

        NOW, THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

        1. Duties. (a) The Company hereby agrees to employ the Executive as a non-employee consultant, and the Executive hereby agrees to perform services for the Company, for the period specified in Section 2 hereof and upon the other terms and conditions herein provided.

        (b) During the term of this Agreement, the Executive hereby agrees to perform such duties and responsibilities as he may be assigned from time to time by the Chairman of the Board of Directors and the President of the Company. During the term hereof, the Executive also agrees to serve as an emeritus member of the Board of Directors of the Company.

        (c) The Company and Executive recognize and agree that Executive's service to the Company as a consultant will be on a part-time basis.

        2.  Term.   The period of the Executive's service as a consultant
hereunder shall commence as of the date hereof and shall continue for a one year period ending April 30, 1997, subject to earlier termination in the event Executive dies or by the Company in accordance with Section 6 hereof.

        3. Compensation. (a) As compensation for the services to be rendered by the Executive hereunder during the term of this agreement, the Company hereby agrees to pay, or cause to be paid, to the Executive, and the Executive hereby agrees to accept, compensation at the rate of $25,000 per annum, payable in accordance with the practices of the Company.

        (b) In addition to payments of compensation under Section 3(a) hereof, the Executive shall continue to be entitled to receive supplemental monthly compensation payments as provided in the deferred compensation agreement between Executive and Company dated October 26, 1984, as previously amended. Executive shall also be entitled to continue to receive the pension benefits to which he is entitled under The Joseph Pulitzer Pension Plan in accordance with the terms of such plan. The benefits to which Executive is entitled pursuant to the Supplemental Executive Retirement Pay Agreement between Executive and the Company dated June 5, 1984 (the "Supplemental Executive Retirement Pay Agreement"), shall continue to be deferred until such date as mutually agreed by the Executive and the Company.